CURRENT REPORT FOR ISSUERS SUBJECT TO THE
                       1934 ACT REPORTING REQUIREMENTS

                                  FORM 8-K

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                     __________________________________

                                CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

               Date of Event Requiring Report: December 9, 1998


                            NUGGET EXPLORATION, INC.


                  Nevada          0-10201          83-0250943
                (State of       (Commission      (IRS Employer
              Incorporation)    File Number)    Identification #)


                815 South Durbin Street, Casper, Wyoming 82601
                   (Address of Principal Executive Offices)


                                # (307) 234-2895
             (Registrant's telephone number, including area code)

ITEM 1.   Changes in Control of Registrant

          See Item 2 below.

ITEM 2.   Acquisition or Disposition of Assets

     On December 9, 1998, the Company executed a Purchase and Sale Agreement (the "Purchase Agreement") with Imaging Management Associates, Inc. ("Imaging Management"), a Colorado corporation engaged in the business of operating diagnostic imaging centers. Pursuant to the Purchase Agreement, the Company is acquiring two diagnostic imaging centers, one located in Wilmington, Delaware, and the other located in Cherry Hill, New Jersey (the "Imaging Centers"). The transaction was structured as an asset purchase whereby the Company is acquiring all the assets comprising the Imaging Centers and assuming certain liabilities as described in the Purchase Agreement.

     According to management of the Imaging Centers, the Imaging Centers were founded in 1990, and are both approximately 1,500 square feet in size. Alan Wasserman, M.D. will serve as Medical director of the Delaware Center. Dr. Wasserman is a graduate of the University of Bologna School of Medicine in Italy and has practiced radiology for over twenty years. Dr. Jack Dooley, M.D., who is a graduate of the University of Guadalajara School of Medicine in Mexico, will serve as Medical director of the Cherry Hill Center. The Centers employ a combined total of 12.

     In exchange for the assets comprising the Centers, the Company will issue Imaging Management 1,250,000 shares of the Company's common stock, $.01 par value. In connection with its acquisition of the Centers, the Company has entered into an Employment Agreement with Dr. Leonard Vernon, the President and controlling shareholder of Imaging Management. Pursuant to the Employment Agreement, Dr. Vernon will serve as President of the Company for a term beginning in December 1998 and ending December 31, 2002. Dr. Vernon will receive compensation of $200,000 per year until December 31,1999 and $300,000 per year from January 1, 2000 until December 31, 2002. Dr. Vernon will also receive an annual cash bonus equal to 1.5% of the amount of the Company's post tax profits over $1,000,000 subject to certain conditions and a car allowance of $500 per month.

     The Company also granted Dr. Vernon an option to purchase 3,000,000 shares of the Company's common stock, $.01 par value, at a price of $.155 per share. Dr. Vernon has exercised the option and paid the purchase price of $465,000 through issuance of his promissory note for the entire purchase price (the "Note"). The Note will bear interest at a rate of 6% per annum, with interest being payable on a quarterly basis, beginning March 31, 1999. The principal amount of the Note will be due in one payment on December 31, 2002. The Note is a non-recourse Note secured by the 3,000,000 shares of the Company's Common Stock being acquired by Dr. Vernon. Provided that Dr. Vernon is not in default of his obligations under the Note, Dr. Vernon will have full voting rights to the 3,000,000 acquired. The 3,000,000 Shares to be received by Dr. Vernon represent approximately 61% the Company's issued and outstanding Common Stock and accordingly, Dr. Vernon now controls the Company. In addition to the 3,000,000 shares of the Company's common stock issued to Dr. Vernon pursuant to his Employment Agreement, as a shareholder or Imaging Management Dr. Vernon will receive his proportionate share of the Company's common stock issued to Imaging Management pursuant to the Purchase Agreement.

     The commencement of Dr. Vernon's employment begins upon completion of the acquisition of the Imaging Centers by the Company. The 3,000,000 shares to be issued under the Employment Agreement and the 1,250,000 shares to be issued under the Purchase and Sale Agreement have been authorized and issued by the Company's board of directors and are being held by the Company's board subject to certain conditions. Under the terms of the Purchase and Sale Agreement, the release of the shares is subject to review of the audited financial statements of the Imaging Centers by the Company and a shareholder, Park Street Investments, Inc. While the Company has every reason to believe there will be no irregularities with such audited financial statements, there are no assurances that they will be to the satisfaction of the Company's board of directors or Park Street. To the extent that the audited financial statements of the Imaging Centers are not to the satisfaction of the Company's board of directors, the Employment Agreement and the Purchase and Sale Agreement, including the amount and payment of the consideration, could be modified or potentially rescinded.

ITEM 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     Financial Statement of Businesses Acquired. Within 60 days of the date of this Report, the Company will file an amendment to this Report containing the balance sheets for the Imaging Centers as of December 31, 1997 and 1998, together with the Imaging Centers' statements of income and cash flow for the periods then ended.

     Pro Forma Financial Information. Within 60 days of the date of this Report, the Company will file an amendment to this Report containing the pro forma financial information required under Article 11 of Regulation S-X.

     c. Exhibits. The foregoing exhibits are attached to this report on Form 8-K.

     Exhibit No.                      Description

       10(a) Purchase and Sale Agreement dated December 9, 1998 between the Company and Imaging Management Associates, Inc.

       10(b) Employment Agreement dated December 9, 1998 between Company and Dr. Leonard Vernon.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of l934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              NUGGET EXPLORATION, INC.


                                   /s/ Tyson Schiff
 December 22, 1998            By: --------------------------
                                  Tyson Schiff, President